Exhibit 99.1

Varco Announces Succession Plan

Houston, Texas, November 13, 2002 -- Varco International, Inc. (NYSE – VRC) --- Varco International, Inc. announced today that John F. Lauletta has been appointed Chief Executive Officer effective January 1, 2003. Mr. Lauletta currently holds the title of President and Chief Operating Officer and replaces George Boyadjieff, who will remain as Chairman of the Board until the May 2003 annual meeting of Varco stockholders. At that time Mr. Boyadjieff will stand for re-election as a Director and Mr. Lauletta will assume the role of Chairman. In other related organizational moves, Joseph Winkler, currently Chief Financial Officer and Executive Vice President, will assume the role of Chief Operating Officer. Clay Williams, currently Vice President of Finance and Corporate Development, will become Chief Financial Officer.

Mr. Boyadjieff commented on the transition, “I am very pleased to turn over the leadership of Varco to John. His years of experience in the industry and previous tenure as CEO of Tuboscope make him ideally suited for his new role. I feel confident that the leadership of the company is in good hands and we will continue building upon the strength of the Varco organization and its many talented employees. This move, along with the promotions of Joe Winkler and Clay Williams, are the result of the Board’s planned management succession.”

Lauletta said, “George Boyadjieff’s leadership, commitment to the industry and engineering innovations have been invaluable in making Varco the company it is today. He has over 50 patents to his name and is considered to be the leading developer of surface drilling equipment during the last 30 years. In particular, he is known as the inventor of the Top Drive Drilling System. On behalf of the employees, shareholders and customers, I would like to express our deepest appreciation to George for his service to our company and the industry.”

Prior to Varco’s merger with Tuboscope, Mr. Lauletta, served as President and Chief Executive Officer of Tuboscope Inc. Between 1993 and 1996 he held the same position with Drexel Oilfield Services. Prior to joining Drexel, Mr. Lauletta held numerous executive positions in his twenty-year tenure with Baker Hughes. He holds Bachelor and Professional Degrees in Geology from the University of Missouri School of Mines and Metallurgy and serves on the boards of PESA, API and NOIA. Mr. Lauletta served as a United States Army Intelligence Officer in Vietnam before beginning his career in the oilfield industry as a field engineer with Schlumberger.

Founded in 1908, Varco International, Inc. is the world’s leading manufacturer and supplier of innovative drilling equipment and rig instrumentation, oilfield tubular inspections and internal coating techniques, solids control systems and services, composite pipe for oilfield applications, and coiled tubing and pressure control equipment for both land and offshore drilling and production operations.

Contact: Clay Williams, Vice President, Finance and Corporate Development 281.953.2200.